EXHIBIT NO. 99.1

                           Press Release

For Immediate Release          Contact:     John E. Brewster, Jr.
                                            Vice President, Corporate
                                            Development & Planning
                                            (713) 658-4084


                     HOWELL RETIRES TERM LOAN

      HOUSTON, TEXAS, MARCH 30, 1999 - HOWELL CORPORATION (HWL:NYSE; HWLLP:NASDAQ) completed the previously announced sale of the Grass Creek Unit in Hot Springs County, Wyoming, and the Pitchfork Unit in Park County, Wyoming, to Marathon Oil Company for a $12,375,000 purchase price. Marathon operates both properties. The proceeds of the sale were used to pay off the remaining balance of a term loan which was due on May 30, 1999.

Since mid-December, Howell has reduced its debt by approximately $53 million, including the $30 million term loan which bore interest at almost 11% (Libor plus 600 basis points). By paying off the term loan early, Howell will achieve savings in interest expense. Total net indebtedness has been reduced to approximately $84 million today. Only fully conforming, long-term debt now remains outstanding. The current interest rate is approximately 7.5% (Libor plus 250 basis points).

The Grass Creek and Pitchfork fields produce approximately 1,500 net barrels of oil per day from over 280 wells producing in multiple horizons. The crude oil is low gravity (18-24 degree), sour crude which typically sells at a discount to West Texas Intermediate crude oil.

Howells President, Richard K. Hebert commented, "When oil prices dropped to historic low levels during the past twelve months, it caused Howell to re-direct its focus to strengthening our balance sheet, preserving cash flow, and meeting our short-term financial obligations. The completion of the Grass Creek and Pitchfork property sale allowed us to retire the remainder of our term loan which represents a significant milestone for Howell. The Company will continue to consider sales of other non-core assets in those situations where it can realize attractive values as well as continue to strengthen the balance sheet. In addition to asset rationalization, Howell has revised its capital budget consistent with current market conditions, and eliminated selected jobs, where appropriate.

Despite  the  property  sales  completed   during  the  last  three
months, Howell's current daily production is approximately 7,100 barrels of oil, 450 barrels of NGLs, and 8.8 million cubic feet of natural gas. We have retained the Company's key operated assets in Wyoming, the Salt Creek and Elk Basin fields, which were acquired from Amoco Production Company in December of 1997.
Together those fields represent approximately 69% of the company's oil production and about 64% of its total proved reserves. As prices improve, we feel that these properties provide a quality core asset base around which to grow the Company."

Howell Corporation, based in Houston, Texas, is an independent energy company engaged in the acquisition, exploitation, and exploration of producing oil and gas properties.

This press release includes forward-looking statements within the meaning of Section 27 A of the Securities Exchange Act of 1934. Although Howell believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, uninsured risks, environmental risks, drilling and operating risks, risks related to exploration and development, the availability of capital resources, uncertainties about the estimates of reserves, competition, and government regulation.

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